Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Superconductor Technologies, Inc. (the “Company”) on Form S-1 (Registration No. 333-189006) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 8, 2013, with respect to our audits of the consolidated financial statements and related consolidated financial statement schedules of Superconductor Technologies, Inc. as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 appearing in the Annual Report on Form 10-K of Superconductor Technologies, Inc. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Los Angeles, CA

July 5, 2013